UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported) September 28, 2006

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 574-6200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
     See Item 2.03 below.
Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
     On September 28, 2006, Standard Management Corporation (the “Company”) issued a $500,000.00 Secured Promissory Note (the “Note”) in favor of Michael G. Browning (“Browning”). A summary of the material terms of the Note and related security and guaranty documents between the Company and Browning is provided below.
     Purpose. The purpose of this transaction is for general working capital.
     Maturity of the Note. The Note matures on November 7, 2006.
     Interest Rate on the Note. The Note bears interest at a rate of twelve percent (12%) per annum prior to maturity and 20% per annum after maturity and until paid in full.
     Security for the Note. The Note and all of the obligations of the Company under the Note are secured by (1) a Guaranty executed by certain subsidiaries of the Company, including Precision Healthcare, Inc., Long Term Rx, Inc., Home Med Channel, Inc., (collectively, the “Guarantors”), of payment of the Note in favor of Browning; (2) a Security Agreement encumbering certain personal property of the Guarantors as described therein in favor of Browning; and (3) a Pledge Agreement pledging the securities of the Guarantors in favor of Browning.
     Prepayment. The Company has the right to prepay the Note at any time and without any penalty.
     Loan Fee. The Company has agreed to pay a loan fee of $100,000 to Browning if the Note and the amended and restated note dated August 11, 2006 in the principal amount of $500,000 are paid in full on or before October 31, 2006. The loan fee will be accelerated to $600,000 in the event of non-payment after such date.
     The above description is only a summary of the material terms of the Browning Note and the related collateral security documents. The Company intends to file the Browning Note and the related collateral security documents as an exhibit with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Ronald D. Hunter
	Name:	Ronald D. Hunter
	Title:	Chairman, President and Chief Executive Officer

Dated: October 4, 2006

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